Exhibit 99.1

For Immediate Release	Contact:	William E. Hitselberger
(610) 397-5298
bhitselberger@pmacapital.com

PMA Capital Reports Continued Improvement in First Quarter 2009 Results

Blue Bell, PA, April 30, 2009 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the first quarter of 2009:

	Three months ended
	March 31,
(in thousands, except per share data)	2009	2008
Operating income	$7,816	$6,983
Realized gains after tax	487	2,287
Income from continuing operations	8,303	9,270
Loss from discontinued operations after tax	(86)	(2,439)
Net income	$8,217	$6,831

Diluted per share amounts:
Operating income	$0.24	$0.22
Realized gains after tax	0.02	0.07
Income from continuing operations	0.26	0.29
Loss from discontinued operations after tax	-	(0.08)
Net income	$0.26	$0.21

Vincent T. Donnelly, President and Chief Executive Officer commented, “We are pleased to report stronger operating results for the first quarter of 2009.  The improvements in our operating results demonstrate that we are continuing to successfully execute our strategic plan.  Despite pricing pressures and challenging economic conditions in our marketing territories, the results of our insurance business continued to improve with modest premium production growth and disciplined underwriting and expense management.  Fee-based revenues continued to increase as a result of organic growth and our prior year acquisition of PMA Management Corp. of New England.”

Significant operating highlights at The PMA Insurance Group included:
•	For the first quarter, pre-tax operating income increased 12% to $15.2 million, compared to $13.6 million in the first quarter of 2008;
•	The combined ratio improved to 93.5%, compared to 94.5% for the first quarter last year; and

•  Net premiums earned increased $19.4 million to $105.1 million, compared to the first quarter of 2008, due to the increase in the base of net premiums written and a lower amount of return premium adjustments in 2009.

Mr. Donnelly continued, “Revenues from our Fee-based Business increased 18% to $19.7 million during the first quarter of 2009, compared to $16.7 million for the same period of 2008.  Organic revenue growth of claims service revenues was 16% in the quarter.  PMA Management Corp. of New England, which we acquired in June 2008, also added $1.9 million of claims service revenues.”

Mr. Donnelly concluded, “We also took the opportunity in the first quarter to initiate a plan to reduce our current portfolio holdings in Commercial Mortgage Backed Securities.  We recorded impairments of $3.4 million pre-tax on $41.6 million par of CMBS which we subsequently sold in April.  As we had recognized securities gains in the earlier part of the first quarter, the net impact of realized investment activity did not reduce the statutory capital of our insurance operations.”

The Company previously announced the execution of a definitive stock purchase agreement to sell its Run-off Operations and the filing of the Form A with the Pennsylvania Insurance Department.  The closing of the sale and transfer of ownership are pending approval by the Department.  Under the amended terms of the Agreement, the Agreement may be terminated by either the Company or the buyer if the closing of the sale does not occur by June 30, 2009, or such later date as the parties may mutually agree.  The Company continues to work with the buyer and with the Department to conclude the Form A process.

Financial Condition

Total assets were $2.6 billion as of March 31, 2009, compared to $2.5 billion at December 31, 2008.  Assets of discontinued operations represented 9% of total assets at March 31, 2009, compared to 10% at December 31, 2008.  At March 31, 2009, we had $29.1 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended
	March 31, 2009
(in thousands, except per share data)	Shareholders' equity	Book value per share
Balance, beginning of period	$ 344,656	$ 10.78
Net income	8,217	0.26
Unrealized loss on securities, net of tax	(1,846)	(0.06)
Other	243	0.01
Impact of change in shares outstanding	-	(0.08)
Balance, end of period	$ 351,270	$ 10.91

The insurance companies within The PMA Insurance Group had statutory capital and surplus of $337.5 million as of March 31, 2009, compared to $332.9 million as of December 31, 2008.  The PMA Insurance Group has the ability to pay $31.8 million in dividends during 2009 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of the Company’s run-off reinsurance subsidiary, which is being reported as discontinued operations, was $29.3 million as of March 31, 2009, compared to $34.5 million as of December 31, 2008.

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income:

	Three months ended
	March 31,
(dollar amounts in thousands)	2009	2008
Pre-tax operating income (loss):
The PMA Insurance Group	$15,187	$13,619
Fee-based Business	2,013	2,186
Corporate & Other	(5,000)	(5,011)
Pre-tax operating income	12,200	10,794
Income tax expense	4,384	3,811
Operating income	7,816	6,983
Realized gains after tax	487	2,287
Income from continuing operations	8,303	9,270
Loss from discontinued operations after tax	(86)	(2,439)
Net income	$8,217	$6,831

Income from continuing operations included the following after-tax net realized gains:

	Three months ended
	March 31,
(dollar amounts in thousands)	2009	2008
Net realized gains (losses) after tax:
Sales of investments	$3,028	$2,305
Other than temporary impairments	(2,541)	-
Other	-	(18)
Net realized gains after tax	$487	$2,287

We recorded other than temporary impairments of $2.5 million after-tax during the three months ended March 31, 2009.  The impairments included write-downs on $41.6 million par of CMBS, which we subsequently sold in April 2009 in order to reduce our exposure to this asset sector.  These write-downs were measured based on public market prices.  The realized gains from sales of investments were generated in the first quarter to minimize the statutory capital charge associated with this planned reduction of CMBS exposure.  At March 31, 2009, our CMBS had an average credit rating of AAA and fair value of $124.9 million, which represented 82% of their amortized cost.  Details of the Company’s investment portfolio at March 31, 2009 and December 31, 2008 are posted on our website at www.pmacapital.com.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $15.2 million for the first quarter of 2009, compared to $13.6 million for the first quarter of 2008.  The increase for the first quarter was due primarily to higher net premiums earned and an improved underwriting margin, as reflected in our lower combined ratio.

Direct premium production increased modestly in the first quarter of 2009, compared to the first quarter last year.  We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The following is a reconciliation of our direct premium production to direct premiums written:

	Three months ended
	March 31,
(dollar amounts in thousands)	2009	2008

Direct premium production	$147,367	$146,608
Fronting premiums	19,622	8,143
Premium adjustments	(4,876)	(14,198)
Direct premiums written	$162,113	$140,553

Fronting premiums increased primarily as a result of the two fronting arrangements we entered into during August 2008.  The decrease in premium adjustments primarily reflected a lower amount of return premium adjustments on loss-sensitive products where the insured shares in the underwriting result of the policy.  We write these retrospective products because we believe they provide us with greater certainty in achieving our targeted underwriting results as the customer shares in the underwriting result of the policy with us.

Excluding fronting business, we wrote $38.0 million of new business in the first quarter of 2009, compared to $34.7 million during the same period last year.  Pricing on our workers’ compensation rate-sensitive business declined 4% during the first three months of 2009, compared to a 6% decrease during the first three months of 2008.  Our renewal retention rate on existing workers’ compensation accounts for the first quarter was 79%, compared to 85% for the same period in 2008.  The decline in the retention rate in 2009 primarily reflected lower retentions on rate-sensitive middle-market business as we continue to maintain disciplined underwriting standards in a price competitive environment.  During 2009, our retention rates for workers’ compensation were higher for business written on a loss-sensitive basis than for business written on a rate-sensitive basis, reflecting our strategy to emphasize loss-sensitive business.

Net premiums written were $118.1 million in the first quarter of 2009, compared to $113.9 million in the same period last year.  The increase in net premiums written primarily reflected the lower impact of premium adjustments, which was partially offset by a decrease in workers’ compensation premium production.

Net premiums earned were $105.1 million in the first quarter of 2009, compared to $85.7 million in the first quarter of 2008.  The increase between periods reflects the increase in direct premium production over the past year as well as the impact of lower return premium adjustments in 2009, which reduce earned premiums in the period the adjustment is made.

The combined ratio on a GAAP basis was 93.5% for the first three months of 2009, compared to 94.5% for the same period in 2008.  The improvement in the combined ratio for the first quarter of 2009, compared to the same quarter last year, was primarily the result of a lower expense ratio and, to a lesser extent, a lower policyholders’ dividend ratio, which was partially offset by an increased loss and LAE ratio.  Given the seasonality of our business, our first quarter combined ratios have historically been lower than the subsequent quarters and full year ratios.

The increase in the loss and LAE ratio in the first quarter of 2009 was due primarily to a reduction in our audit premium accrual.  While payrolls, which declined by less than 1% through March, on our renewal book have been stable overall, this was lower than the rate of growth we experienced in 2008, and as a result we reduced our accrual for additional audit premiums by $3.3 million.  Key loss indicators are in line with our expectations for this business, and we will continue to evaluate loss activity on these accounts as they mature, but we did not reduce our expectation of losses on these policies, which were primarily written in 2007 and 2008.  Although pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends, our current accident year loss and LAE ratio remained consistent between periods as we continued to benefit in the first quarter of 2009 from changes in the type of workers’ compensation products selected by our insureds.  We estimate our medical cost inflation to be 6.0% in the first quarter of 2009, compared to our estimate of 6.5% in the first quarter of 2008.

The expense ratio for the first quarter of 2009, compared to the same period last year, benefited as the increase in net premiums earned outpaced the increase in our controllable expenses, which include salary, benefits and other employee-related costs.  Commissions earned under our fronting arrangements reduced the first quarter acquisition expense ratio by 0.5 points in 2009, compared to a reduction of 0.9 points for the same period in 2008, as the ceding commissions earned on this business reduce our commission expense.

The policyholders’ dividend ratio was lower in the first three months of 2009, compared to the same period last year.  The current year period reflected slightly higher than expected loss experience, which resulted in lower dividends on captive accounts business where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Net investment income was $8.5 million in the first quarter of 2009, compared to $9.1 million in the prior year quarter.  The decrease was due primarily to a lower yield of approximately 50 basis points on an average invested asset base that increased modestly.

Fee-based Business

For the first quarter of 2009, total revenues at our Fee-based Business increased to $19.7 million from $16.7 million for the same period last year.  The increase in revenues primarily reflected higher claims service revenues of $3.9 million, partially offset by lower commission income of $806,000.  Organic claims service revenue growth was 16% in the first quarter of 2009, compared to the prior year period.  Claims service revenues also increased by $1.9 million as a result of our June 2008 acquisition of PMA Management Corp. of New England, Inc.

Our Fee-based Business reported pre-tax operating income of $2.0 million for the first quarter of 2009, compared to $2.2 million for the same quarter last year.  The decline was primarily due to a reduction in the net commissions earned by our agency business.  The decrease in commission income was mainly the result of continued soft pricing in excess workers’ compensation business and lower insured payrolls primarily in construction accounts.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $5.0 million for both of the first quarters of 2009 and 2008.

Discontinued Operations

Discontinued operations, which consists of our former reinsurance and excess and surplus lines businesses, recorded an after-tax loss of $86,000 for the first three months of 2009, compared to an after-tax loss of $2.4 million for the same period in 2008.  The first quarter loss in 2008 was the result of a $2.6 million after-tax charge for adverse loss development.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, May 1 to review our first quarter 2009 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-680-0860 (Domestic)	888-286-8010 (Domestic)
617-213-4852 (International)	617-801-6888 (International)
Passcode 92364548	Passcode 63879296

You may pre-register for the conference call using the following link:

www.theconferencingservice.com/prereg/key.process?key=P9VPTL4EE

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least five minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Time on Friday, May 1 until 11:59 p.m. Eastern Time on Monday, June 1.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•	adequacy of reserves for claim liabilities, including reserves for potential environmental and asbestos claims;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchase;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	the effects of emerging claims and coverage issues, including changing judicial interpretations of available coverage for certain insured losses;
•	the success with which our independent agents and brokers sell our products and our ability to collect payments from them;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is extended beyond its December 31, 2014 termination date;

•	our concentration in workers’ compensation insurance, which makes us particularly susceptible to adverse changes in that industry segment;
•	our ability to effectively compete in the highly competitive property and casualty insurance industry;
•	adverse economic or regulatory developments in the eastern part of the United States, particularly those affecting Pennsylvania, New York and New Jersey;
•	fluctuations in interest rates and other events that can adversely impact our investment portfolio;
•	disruptions in the financial markets that affect the value of our investment portfolio and our ability to sell our investments;
•	our ability to consummate the sale of our Run-off Operations in a timely and efficient manner;
•	our ability to repay our indebtedness;
•	our ability to raise additional capital on financially favorable terms when required;
•	restrictions on our operations contained in any document governing our indebtedness;
•	the impact of future results on the value of recorded goodwill and other intangible assets and the recoverability of our deferred tax asset;
•	our ability to attract and retain qualified management personnel;
•	the outcome of any litigation against us;
•	provisions in our charter documents that can inhibit a change in control of our company; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$164,070	$143,541

Net premiums written	$117,978	$113,783

Revenues:
Net premiums earned	$104,930	$85,596
Claims service revenues	15,684	11,952
Commission income	3,463	4,281
Net investment income	8,457	9,435
Net realized investment gains	749	3,518
Other revenues	176	146
Total revenues	133,459	114,928

Expenses:
Losses and loss adjustment expenses	75,775	59,922
Acquisition expenses	17,198	14,692
Operating expenses	24,385	22,333
Dividends to policyholders	646	882
Interest expense	2,506	2,787
Total losses and expenses	120,510	100,616

Pre-tax income	12,949	14,312

Income tax expense:
Current	244	-
Deferred	4,402	5,042
Total income tax expense	4,646	5,042

Income from continuing operations	8,303	9,270

Loss from discontinued operations after tax	(86)	(2,439)

Net income	$8,217	$6,831

Income (loss) per share:

Basic:
Continuing Operations	$0.26	$0.29
Discontinued Operations	-	(0.07)
	$0.26	$0.22

Diluted:
Continuing Operations	$0.26	$0.29
Discontinued Operations	-	(0.08)
	$0.26	$0.21

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(dollar amounts in thousands, except per share data)	2009	2008
Assets:
Investments:
Fixed maturities available for sale	$714,202	$719,048
Short-term investments	58,273	45,066
Other investments	13,832	8,127
Total investments	786,307	772,241

Cash	11,767	10,501
Accrued investment income	6,500	6,513
Premiums receivable	257,380	235,893
Reinsurance receivables	830,962	826,126
Prepaid reinsurance premiums	41,314	29,579
Deferred income taxes, net	135,496	138,514
Deferred acquisition costs	44,857	40,938
Funds held by reinsureds	54,166	51,754
Intangible assets	29,668	30,348
Other assets	119,361	116,646
Assets of discontinued operations	235,265	243,663
Total assets	$2,553,043	$2,502,716

Liabilities:
Unpaid losses and loss adjustment expenses	$1,256,435	$1,242,258
Unearned premiums	272,200	247,415
Debt	129,380	129,380
Accounts payable, accrued expenses
and other liabilities	219,189	216,266
Reinsurance funds held and balances payable	59,074	44,177
Dividends to policyholders	7,224	6,862
Liabilities of discontinued operations	258,271	271,702
Total liabilities	2,201,773	2,158,060

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,953	112,921
Retained earnings	143,291	140,184
Accumulated other comprehensive loss	(51,497)	(49,876)
Treasury stock, at cost	(23,567)	(29,663)
Total shareholders' equity	351,270	344,656
Total liabilities and shareholders' equity	$2,553,043	$2,502,716

Shareholders' equity per share	$10.91	$10.78